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                                                                    EXHIBIT 11.1

                                   RENEX CORP.

                        COMPUTATION OF PER SHARE EARNINGS

                                               Three Months Ended            Six Months Ended
                                                    June 30,                     June 30,
                                              -------------------          -------------------
                                              1998           1997          1998           1997
                                              ----           ----          ----           ----
Income applicable to primary common and
  common equivalent shares                 $  205,000    $  (189,000)   $  525,000    $  (503,000)
                                           ==========    ===========    ==========    ===========

Basic EPS:
---------
Common weighted average shares              6,977,372      3,974,247     6,977,372      3,973,884
Basic earnings per share                         0.03          (0.05)         0.08          (0.13)

Diluted EPS:
-----------
Common weighted average shares              6,977,372      3,974,247     6,977,372      3,973,884
Options and warrants                           85,236             --        79,257             --
                                           ----------    -----------    ----------    -----------

Diluted weighted average shares             7,062,608      3,974,247     7,056,629      3,973,884

Diluted earnings per share                       0.03          (0.05)         0.07          (0.13)